Filed Pursuant to Rule 424 (b) (3)

Registration No. 333-140240

December 2007 Performance Update

The Frontier Fund Supplement Dated January 14, 2008 to Prospectus Dated November 9, 2007

THE FRONTIER FUND’S GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

December performance for the various Series of The Frontier Fund is detailed below*:

The Frontier Fund Class 1	December 31, 2007 MTD	December 31, 2007 YTD	NAV / Unit
Balanced Series-1	0.54%	-4.87%	$101.46
Balanced Series-1a	0.51%	-5.29%	$90.90
Campbell/Graham Series-1	-2.56%	-4.54%	$91.90
Currency Series-1	-2.37%	-0.49%	$100.66
Long/Short Commodity Series-1	1.95%	1.04%	$101.47
Graham Series-1	-2.84%	12.20%	$95.04
Winton Series-1	-0.03%	7.74%	$113.83
Long Only Commodity Series-1	5.58%	16.08%	$110.79
Managed Futures Index Series-1	-0.80%	3.97%	$100.59

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*The above table sets forth the actual performance for the Class and Series as of December 31, 2007. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$4,468,572.71
Unrealized trading gain/(loss)	(1,645,123.93)
Less: commissions	(157,064.29)
Less: FCM fees	(174,890.03)
Foreign currency gain/(loss)	(11,003.83)
Interest income	315,166.38

Total Income	2,795,657.01

EXPENSES
Management fees	376,168.58
Incentive fees	756,953.05
Broker service fees	529,511.36

Total Expenses	1,662,632.99
Net Income (Loss)	$1,133,024.02

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	2,078,672.49002	$209,761,803.52	100.91
Current month additions	11,285.77314	1,145,161.88
Current month redemptions	(71,955.38734)	(7,299,241.07)
Net Income (loss) for current month		1,133,024.02

Net Asset Value, end of current month	2,018,002.87582	$204,740,748.35	101.46

	Monthly rate of return		0.54%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Balanced Series 1

THE FRONTIER FUND BALANCED SERIES - 1A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$124,211.47
Unrealized trading gain/(loss)	(47,557.60)
Less: commissions	(4,260.36)
Less: FCM fees	(4,771.98)
Foreign currency gain/(loss)	(294.27)
Interest income	13,351.69

Total Income	80,678.95

EXPENSES
Trading fees	5,703.25
Management fees	11,332.85
Incentive fees	20,620.85
Broker service fees	14,393.95

Total Expenses	52,050.90
Net Income (Loss)	$28,628.05

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	62,097.89776	$5,615,854.00	90.44
Current month additions	59.76198	5,474.08
Current month redemptions	(125.88377)	(11,456.20)
Net Income (loss) for current month		28,628.05

Net Asset Value, end of current month	62,031.77597	$5,638,499.93	90.90

	Monthly rate of return		0.51%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Balanced Series 1A

THE FRONTIER FUND CAMPBELL GRAHAM SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$235,198.57
Unrealized trading gain/(loss)	(1,448,591.34)
Less: commissions	(12,702.97)
Less: FCM fees	(29,402.53)
Foreign currency gain/(loss)	850.97
Interest income	84,529.26

Total Income	(1,170,118.04)

EXPENSES
Management fees	108,320.97
Incentive fees	26,540.51
Broker service fees	142,797.86

Total Expenses	277,659.34
Net Income (Loss)	$(1,447,777.38)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	601,100.53212	$56,691,313.02	94.31
Current month additions	14,982.87572	1,389,664.92
Current month redemptions	(11,844.61026)	(1,102,298.43)
Net Income (loss) for current month		(1,447,777.38)

Net Asset Value, end of current month	604,238.79758	$55,530,902.13	91.90

	Monthly rate of return		-2.56%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Campbell Graham Series 1

THE FRONTIER FUND CURRENCY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(211,699.20)
Unrealized trading gain/(loss)	(6,219.94)
Less: FCM fees	(5,175.58)
Interest income	16,489.94

Total Income	(206,604.78)

EXPENSES
Management fees	5,300.12
Incentive fees	—
Broker service fees	25,068.31

Total Expenses	30,368.43
Net Income (Loss)	$(236,973.21)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	95,477.55201	$9,844,813.38	103.11
Current month additions	3,292.26617	336,067.02
Current month redemptions	(1,497.31033)	(152,095.14)
Net Income (loss) for current month		(236,973.21)

Net Asset Value, end of current month	97,272.50785	$9,791,812.05	100.66

	Monthly rate of return		-2.37%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Currency Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$1,397,662.08
Unrealized trading gain/(loss)	(604,755.58)
Less: commissions	(30,207.54)
Less: FCM fees	(13,901.24)
Foreign currency gain/(loss)	—
Interest income	76,626.22

Total Income	825,423.94

EXPENSES
Management fees	96,438.77
Incentive fees	63,317.07
Broker service fees	78,104.21

Total Expenses	237,860.05
Net Income (Loss)	$587,563.89

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	301,883.32631	$30,045,114.24	99.53
Current month additions	9,051.22155	915,091.40
Current month redemptions	(4,509.18705)	(455,023.04)
Net Income (loss) for current month		587,563.89

Net Asset Value, end of current month	306,425.36081	$31,092,746.49	101.47

	Monthly rate of return		1.95%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 1

THE FRONTIER FUND GRAHAM SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$84,623.86
Unrealized trading gain/(loss)	(225,469.64)
Less: commissions	(2,721.91)
Less: FCM fees	(2,402.70)
Foreign currency gain/(loss)	46.06
Interest income	8,140.75

Total Income	(137,783.58)

EXPENSES
Management fees	12,444.20
Incentive fees	4,956.87
Broker service fees	15,094.90

Total Expenses	32,495.97
Net Income (Loss)	$(170,279.55)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	60,073.27177	$5,875,806.88	97.81
Current month additions	5,573.05683	539,354.93
Current month redemptions	(1,879.45030)	(184,675.41)
Net Income (loss) for current month		(170,279.55)

Net Asset Value, end of current month	63,766.87830	$6,060,206.85	95.04

	Monthly rate of return		-2.84%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Graham Series 1

THE FRONTIER FUND WINTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$151,509.05
Unrealized trading gain/(loss)	(128,684.45)
Less: commissions	(12,316.50)
Less: FCM fees	(13,885.40)
Foreign currency gain/(loss)	(1,529.43)
Interest income	56,992.22

Total Income	52,085.49

EXPENSES
Management fees	57,019.13
Incentive fees	(102,466.80)
Broker service fees	86,364.69

Total Expenses	40,917.02
Net Income (Loss)	$11,168.47

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	288,311.23946	$32,828,291.11	113.86
Current month additions	28,710.75467	3,243,632.63
Current month redemptions	(3,712.45318)	(418,832.33)
Net Income (loss) for current month		11,168.47

Net Asset Value, end of current month	313,309.54095	$35,664,259.88	113.83

	Monthly rate of return		-0.03%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Winton Series 1

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$254,602.35
Unrealized trading gain/(loss)	—
Less: commissions	—
Less: FCM fees	(2,052.43)
Foreign currency gain/(loss)	—
Interest income	11,297.46

Total Income	263,847.38

EXPENSES
Management fees	5,132.57
Incentive fees	—
Broker service fees	7,829.36

Total Expenses	12,961.93
Net Income (Loss)	$250,885.45

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	42,568.95929	$4,466,825.72	104.93
Current month additions	404.57720	42,896.02
Current month redemptions	(272.07327)	(29,718.31)
Net Income (loss) for current month		250,885.45

Net Asset Value, end of current month	42,701.46322	$4,730,888.88	110.79

	Monthly rate of return		5.58%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long Only Commodity Series 1

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(4,709.72)
Unrealized trading gain/(loss)	476.20
Less: commissions	(262.96)
Less: FCM fees	(222.43)
Foreign currency gain/(loss)	(38.88)
Interest income	1,507.83

Total Income	(3,249.96)

EXPENSES
Management fees	925.04
Incentive fees	—
Broker service fees	1,130.72

Total Expenses	2,055.76
Net Income (Loss)	$(5,305.72)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	6,605.08934	$669,772.55	101.40
Current month additions	107.54444	11,000.00
Current month redemptions	(531.73036)	(53,727.27)
Net Income (loss) for current month		(5,305.72)

Net Asset Value, end of current month	6,180.90342	$621,739.56	100.59

	Monthly rate of return		-0.80%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Managed Futures Index Series 1